AMENDMENT TO

Amended and Restated

BYLAWS

OF

ROBERTS REALTY INVESTORS, INC.

1.                  Amendment

The amended and restated bylaws (the “Bylaws”) of Roberts Realty Investors, Inc. (the “Corporation”) are hereby amended by:

A.      deleting the following Section 2 of Article II thereof:

Section 2.                 Number and Term of Directors. The number and terms of Directors shall be as prescribed by the Articles of Incorporation.

B.      and replacing such Section 2 of Article II thereof with the following Section 2 of Article II:

Section 2.                 Number and Term of Directors. The number and terms of Directors shall be as fixed by the Articles of Incorporation, provided that the Board of Directors shall have the authority to fix the number of Directors at five (5) or any greater number.

2.                  Date of Approval and Adoption of the Amendment by the Board of Directors

The foregoing amendment to the Bylaws was duly approved and adopted by the Board of Directors on January 30, 2015.